Putnam International Capital Opportunities Fund, August 31, 2017
Annual Shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		7,837
Class B		91
Class C        366
Class M		91

72DD2
Class R		379
Class Y		1,141

73A1
Class A		0.816
Class B        0.508
Class C		0.528
Class M		0.639

73A2
Class R		0.719
Class Y		0.908

74U1
Class A		8,613
Class B		137
Class C		608
Class M		134

74U2
Class R		453
Class Y		1,356

74V1
Class A		40.19
Class B		40.16
Class C		39.96
Class M		39.99

74V2
Class R		39.66
Class Y		40.19

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.